Exhibit 99.1

NEWS RELEASE Contacts: Dennard Lascar Investor Relations Ken Dennard / Natalie Hairston (713) 529-6600 STXB@dennardlascar.com

SPIRIT OF TEXAS BANCSHARES, INC. REPORTS

FIRST QUARTER 2021 FINANCIAL RESULTS

CONROE, TX – April 21, 2021 – Spirit of Texas Bancshares, Inc. (NASDAQ: STXB) (“Spirit,” the “Company,” “we,” “our,” or “us”), reported net income of $10.1 million in the first quarter of 2021, representing diluted earnings per share of $0.58, compared to net income of $4.1 million in the first quarter of 2020, representing diluted earnings per share of $0.22. Strong financial results for the first quarter of 2021 were assisted by $1.8 million net accretion of origination fees on Paycheck Protection Program (“PPP”) loans, and $2.2 million of deferred costs on newly originated PPP loans.

First Quarter 2021 Financial and Operational Highlights

•

Originated 1,301 PPP loans during the first quarter of 2021 with a total funded amount of $148.9 million and deferred loan fees, net of $4.8 million which will be recognized over the life of the loans.

•	Net interest margin for the first quarter of 2021 as reported and on a tax equivalent basis(1) was 3.94% and 3.98%, respectively.

•	At March 31, 2021, return on average assets was 1.32% annualized.

•	Book value per share increased to $21.34 at March 31, 2021 and tangible book value per share(1) increased to $16.40 at the same date.

•	At March 31, 2021, total stockholders’ equity to total assets was 11.54% and tangible stockholders’ equity to tangible assets(1) was 9.11%.

Dean Bass, Spirit’s Chairman and Chief Executive Officer, stated, “We continue to have success assisting our borrowers obtain funding through government stimulus programs. I am delighted that our customers have placed their faith in our talented group of bankers to help navigate these government programs and obtain critical funding to keep businesses and projects operating. Our strong results for the first quarter of 2021 were also due to cost cutting initiatives that were implemented towards the end of 2020 and have begun to positively impact our financial results. We will continuously look for new, exciting investments and expense saving directives to provide for earnings growth in the coming quarters.

“Asset quality has returned to pre-pandemic levels and we believe that quarters with significantly elevated provision expense are behind us. We will continue to work with the borrowers who need additional assistance due to the ongoing COVID-19 pandemic; however, ultimately we believe that the elevated risk factors appear to be behind us and we can now focus on new growth opportunities,” Mr. Bass concluded.

Loan Portfolio and Composition

During the first quarter of 2021, gross loans increased to $2.43 billion as of March 31, 2021, an increase of 1.7% from $2.39 billion as of December 31, 2020, and an increase of 20.7% from $2.0 billion as of March 31, 2020. During the first quarter of 2021, $60.3 million of the PPP loans we originated during 2020 were forgiven by the U.S. Small Business Administration (“SBA”) and we originated $148.9 million of new PPP loans. Excluding the effect of PPP loan forgiveness and origination, the loan portfolio as of March 31, 2021 declined by $43.6 million, or 7.4% annualized from December 31, 2020. During the first quarter of 2021, we sold $45.2 million of participations out of our commercial real estate portfolio in order to improve concentration percentages. The loan pipeline remains strong to fuel future growth in the portfolio and we anticipate higher loan growth in the second and third quarters of 2021.

Asset Quality

Asset quality remained strong in the first quarter of 2021. Overall, our borrowers continue to recover from the effects of the ongoing COVID-19 pandemic as additional pandemic-related restrictions have been lifted, a meaningful percent of the population in Texas has now been vaccinated, and consumers have received an additional stimulus payment. The provision for loan losses recorded for the first quarter of 2021 was $1.1 million, which served to increase the allowance to $16.3 million, or 0.67% of the $2.43 billion in gross loans outstanding as of March 31, 2021. Provision expense for the first quarter of 2021 related primarily to newly impaired loans.

Nonperforming loans to loans held for investment ratio continues to remain low as of March 31, 2021 at 0.41%, which increased from 0.36% at December 31, 2020, and 0.38% as of March 31, 2020. Annualized net charge-offs were 14 basis points for the first quarter of 2021 compared to 9 basis points for the fourth quarter of 2020.

Borrowers in active deferral periods has declined significantly, with 97% of loans previously on deferment exiting the deferral period and resuming regularly scheduled payments. At March 31, 2021, only $11.6 million of loans remain on deferral.

Deposits and Borrowings

Deposits totaled $2.60 billion as of March 31, 2021, an increase of 5.6% from $2.46 billion as of December 31, 2020, and an increase of 25.0% from $2.08 billion as of March 31, 2020. Noninterest-bearing demand deposits increased $72.7 million, or 10.0%, from December 31, 2020, and increased $313.2 million, or 64.3%, from March 31, 2020. The increase in noninterest-bearing deposits is primarily deposit accounts related to PPP loan funding. Noninterest-bearing demand deposits represented 30.8% of total deposits as of March 31, 2021, up from 29.6% of total deposits as of December 31, 2020, and up from 23.4% of total deposits as of March 31, 2020. Savings and Money Market deposits increased $43.4 million or 7.1%, from December 31, 2020 primarily due to the seasonality of public funds. The average cost of deposits was 0.38% for the first quarter of 2021, representing an 8 basis point decrease from the fourth quarter of 2020 and a 54 basis point decrease from the first quarter of 2020. The decrease in average cost of deposits was due primarily to the repricing of certificates of deposit during the first quarter of 2021.

Borrowings decreased by $61.0 million during the first quarter of 2021 to $191.7 million due primarily to repayment of advances under the Paycheck Protection Program Liquidity Facility with the Board of Governors of the Federal Reserve System. Borrowings totaled 6.1% of total assets at March 31, 2021, compared to 8.2% at December 31, 2020 and 4.5% at March 31, 2020.

Net Interest Margin and Net Interest Income

The net interest margin for the first quarter of 2021 was 3.94%, a decrease of 42 basis points from the fourth quarter of 2020 and a decrease of 44 basis points from the first quarter of 2020. The tax equivalent net interest margin(1) for the first quarter of 2021 was 3.98%, a decrease of 46 basis points from the fourth quarter of 2020 and 42 basis points from the first quarter of 2020. Excluding the impact of PPP loans, the tax equivalent net interest margin for the first quarter of 2021 was 4.02% compared to 4.21% for the fourth quarter of 2020. The decrease in net interest margin and tax equivalent net interest margin compared to prior year and prior quarter is primarily due to the origination of additional PPP loans which yield 1% and lower levels of forgiveness than those experienced in the fourth quarter of 2020. Approximately $6.7 million of net deferred fees remain unamortized at March 31, 2021. During the first quarter of 2021, we moved approximately $200 million of cash into higher yielding securities which should help to improve the net interest margin during the second quarter of 2021. The yield on loans for the first quarter of 2021 was 5.09% compared to 5.42% at December 31, 2020. Excluding the impact of PPP loans, the yield on loans for the first quarter of 2021 was 5.29% compared to 5.30% at December 31, 2020.

Net interest income totaled $27.8 million for the first quarter of 2021, an increase of 17.0% from $23.8 million for the first quarter of 2020. Interest income totaled $31.2 million for the first quarter of 2021, an increase of 8.2% from $28.8 million for the first quarter of 2020. Interest and fees on loans decreased $2.9 million, or 8.8%, compared to the fourth quarter of 2020, and increased by $2.4 million, or 8.8%, from the first quarter of 2020. Interest expense was $3.3 million for the first quarter of 2021, a decrease of 12.9% from $3.8 million for the fourth quarter of 2020 and a decrease of 33.6% from $5.0 million for the first quarter of 2020.

Noninterest Income and Noninterest Expense

Noninterest income totaled $2.6 million for the first quarter of 2021, compared to $8.8 million for the fourth quarter of 2020. This decrease was primarily driven by declines in gain on sale of SBA loans, service charges and fees, and mortgage referral fees of $264 thousand, $120 thousand, and $73 thousand, respectively, partially offset by an increase in SBA servicing fees of $17 thousand. Gain on sale of loans originated through the Main Street Lending Program (the “Main Street Loans”) in the fourth quarter of 2020 of $3.6 million was also nonrecurring given that the program ended during the early first quarter of 2021. Additionally, swap fees were $121 thousand for the first quarter of 2021, compared to $2.4 million for the fourth quarter of 2020.

Noninterest expense totaled $16.6 million in the first quarter of 2021, a decrease of 9.7 % from $18.4 million in the fourth quarter of 2020, primarily due to a decrease in salaries and benefits. The decrease in salaries and benefits was primarily due to deferred costs on PPP loan origination of $2.2 million.

The efficiency ratio was 54.6% in the first quarter of 2021, compared to 47.7% in the fourth quarter of 2020, and 79.1% in the first quarter of 2020. The first quarter of 2021 efficiency ratio was assisted by PPP origination fees immediately recognized at the time of forgiveness by the SBA, and the deferral of salary costs associated with newly originated PPP loans.

(1)

Tax Equivalent Net Interest Margin, Tangible Book Value Per Share, Tangible Stockholders’ Equity to Tangible Assets Ratio and certain PPP-related figures are all non-GAAP measures. In Spirit’s judgment, regarding Tax Equivalent Net Interest Margin, the fully tax equivalent basis is the preferred industry measurement basis for net interest margin and that it enhances comparability of net interest income arising from taxable and tax-exempt sources. Regarding Tangible Book Value Per Share and Tangible Stockholders’ Equity To Tangible Assets, Spirit believes that that these measures are important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing its tangible book value. Furthermore, Spirit believes that the PPP-related figures are important to investors due to the anticipated short-term nature of the PPP loans and the expected forgiveness in the coming quarters. The non-GAAP financial measures that we discuss in this earnings release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures discussed in this earnings release may differ from that of other banking organizations reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures Spirit has discussed in this earnings release when comparing such non-GAAP financial measures. Please see a reconciliation to the nearest respective GAAP measures at the end of this earnings release.

Conference Call

Spirit of Texas Bancshares, Inc. has scheduled a conference call to discuss its first quarter 2021 results, which will be broadcast live over the Internet, on Thursday, April 22, 2021 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 201-389-0867 and ask for the “Spirit of Texas” call at least 10 minutes prior to the start time, or access it live over the Internet at https://ir.sotb.com/news-events/ir-calendar. For those who cannot listen to the live call, a replay will be available through April 29, 2021, and may be accessed by dialing 201-612-7415 and using pass code 13718707#. Also, an archive of the webcast will be available shortly after the call at https://ir.sotb.com/news-events/ir-calendar for 90 days.

About Spirit of Texas Bancshares, Inc.

Spirit, through its wholly-owned subsidiary, Spirit of Texas Bank SSB (the “Bank”), provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. The Bank has 38 locations in the Houston, Dallas/Fort Worth, Bryan/College Station, Austin, San Antonio-New Braunfels, Corpus Christi, Austin and Tyler metropolitan areas, along with offices in North Central and South Texas. Please visit https://www.sotb.com for more information.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended. Any statements about our expectations, beliefs, plans, predictions, protections, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. Forward-looking statements are typically, but not exclusively, identified by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will,” “should,” “seeks,” “likely,” “intends” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Factors that could cause our actual results to differ materially from those described in the forward-looking statements include, among others: (i) changes in general business, industry or economic conditions, or competition; (ii) the impact of the ongoing COVID-19 pandemic on the Bank’s business, including the impact of actions taken by governmental and regulatory authorities in response to such pandemic, such as the Coronavirus Aid, Relief, and Economic Security Act and the programs established thereunder, and the Bank’s participation in such programs, (iii) changes in any applicable law, rule, regulation, policy, guideline, or practice governing or affecting bank holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (iv) adverse changes or conditions in capital and financial markets; (v) changes in interest rates; (vi) higher-than-expected costs or other difficulties related to integration of combined or merged businesses; (vii) the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions; (viii) changes in the quality or composition of our loan and investment portfolios; (ix) adequacy of loan loss reserves; (x) increased competition; (xi) loss of certain key officers; (xii) continued relationships with major customers; (xiii) deposit attrition; (xiv) rapidly changing technology; (xv) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xvi) changes in the cost of funds, demand for loan products, or demand for financial services; (xvii) other economic, competitive, governmental, or technological factors affecting our operations, markets, products, services, and prices; and (xviii) our success at managing the foregoing items. For a discussion of additional factors that could cause our actual results to differ materially from those described in the forward-looking statements, please see the risk factors discussed in our most recent Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 5, 2021, and our other filings with the SEC.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. All forward-looking statements are necessarily only estimates of future results. Accordingly, actual results may differ materially from those expressed in or contemplated by the particular forward-looking statement, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2020
		(Dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$29,829	$32,682	$29,901	$29,912	$27,409	$32,682
Interest and dividends on investment securities	1,115	914	465	457	504	914
Other interest income	225	101	115	185	900	101

Total interest income	31,169	33,697	30,481	30,554	28,813	33,697

Interest expense:
Interest on deposits	2,327	2,726	3,392	3,945	4,507	2,726
Interest on FHLB advances and other borrowings	1,003	1,099	875	558	508	1,099

Total interest expense	3,330	3,825	4,267	4,503	5,015	3,825

Net interest income	27,839	29,872	26,214	26,051	23,798	29,872
Provision for loan losses	1,086	4,417	2,831	2,838	1,171	4,417

Net interest income after provision for loan losses	26,753	25,455	23,383	23,213	22,627	25,455

Noninterest income:
Service charges and fees	1,434	1,554	1,525	1,270	1,311	1,554
SBA loan servicing fees, net	324	307	619	256	10	307
Mortgage referral fees	274	347	428	357	202	347
Gain on sales of loans, net	155	419	612	326	464	419
Gain (loss) on sales of investment securities	5	—	1,031	—	—	—
Other noninterest income	427	6,153	604	356	725	6,153

Total noninterest income	2,619	8,780	4,819	2,565	2,712	8,780

Noninterest expense:
Salaries and employee benefits	9,220	10,656	11,365	7,946	11,789	10,656
Occupancy and equipment expenses	2,662	2,749	2,222	2,761	2,315	2,749
Professional services	524	521	555	716	895	521
Data processing and network	1,229	1,379	1,002	849	743	1,379
Regulatory assessments and insurance	535	549	517	379	402	549
Amortization of intangibles	823	879	919	919	946	879
Advertising	78	74	333	119	153	74
Marketing	93	60	18	38	160	60
Telephone expense	499	560	563	483	407	560
Conversion expense	—	16	279	69	1,477	16
Other operating expenses	971	984	1,520	1,825	1,673	984

Total noninterest expense	16,634	18,427	19,293	16,104	20,960	18,427

Income before income tax expense	12,738	15,808	8,909	9,674	4,379	15,808
Income tax expense	2,652	3,353	1,821	1,980	305	3,353

Net income	$10,086	$12,455	$7,088	$7,694	$4,074	$12,455

Normalized Adjustments:
Gain on sale of securities	$(4)	$—	$1,031	$—	$—	$—
Merger related expenses, net	0	19	270	1,283	55	19.00
Adjusted net income	10,082	12,455	6,783	8,977	3,554	12,474

Earnings per common share:
Basic	$0.59	$0.73	$0.41	$0.44	$0.22	$0.73
Diluted	0.58	0.72	0.41	0.44	0.22	0.72
Adjusted Basic	0.59	0.73	0.26	0.44	0.26	0.73
Adjusted Diluted	0.58	0.72	0.26	0.44	0.26	0.72

Weighted average common shares outstanding:
Basic	17,103,981	17,168,091	17,340,898	17,581,959	15,370,480	17,168,091
Diluted	17,518,029	17,336,484	17,383,427	17,612,919	15,771,249	17,336,484

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(Unaudited)

	March 31, 2021	December 31, 2020	As of September 30, 2020	June 30, 2020	March 31, 2020
	(Dollars in thousands)
Assets:
Cash and due from banks	$28,879	$31,396	$29,345	$35,248	$33,946
Interest-bearing deposits in other banks	40,687	231,638	121,739	200,096	193,707

Total cash and cash equivalents	69,566	263,034	151,084	235,344	227,653

Time deposits in other banks	—	—	—	—	245
Investment securities:
Available for sale securities, at fair value	442,576	212,420	119,814	90,878	94,963
Equity investments, at fair value	23,741	24,000	—	—	—

Total investment securities	466,317	236,420	119,814	90,878	94,963

Loans held for sale	1,192	1,470	4,287	7,718	7,765
Loans:
Loans held for investment	2,430,594	2,388,532	2,452,353	2,427,292	2,013,367
Less: allowance for loan and lease losses	(16,314)	(16,026)	(12,207)	(9,905)	(7,620)

Loans, net	2,414,280	2,372,506	2,440,146	2,417,387	2,005,747

Premises and equipment, net	81,379	83,348	82,734	79,156	78,594
Accrued interest receivable	10,588	11,199	11,612	12,188	7,314
Other real estate owned and repossessed assets	—	133	302	3,743	3,731
Goodwill	77,681	77,681	77,681	77,966	79,009
Core deposit intangible	6,995	7,818	8,698	9,617	10,536
SBA servicing asset	2,821	2,953	3,051	3,115	3,055
Deferred tax asset, net	2,213	1,085	494	—	—
Bank-owned life insurance	16,057	15,969	15,878	15,787	15,699
Federal Home Loan Bank and other bank stock, at cost	5,727	5,718	5,709	5,696	5,660
Right of use assets	6,058	—	—	—	—
Other assets	9,338	5,425	3,580	4,423	4,526

Total assets	$3,170,212	$3,084,759	$2,925,070	$2,963,018	$2,544,497

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Transaction accounts:
Noninterest-bearing	$800,233	$727,543	$667,199	$745,646	$487,060
Interest-bearing	1,149,781	1,092,934	940,930	946,969	878,279

Total transaction accounts	1,950,014	1,820,477	1,608,129	1,692,615	1,365,339
Time deposits	647,536	638,658	679,387	722,376	711,968

Total deposits	2,597,550	2,459,135	2,287,516	2,414,991	2,077,307
Accrued interest payable	1,160	1,303	1,321	1,025	1,218
Short-term borrowings	—	10,000	10,000	104,830	10,000
Long-term borrowings	191,687	242,020	267,746	88,246	103,276
Deferred tax liability, net	—	—	—	405	1,706
Operating lease liability	6,231	—	—	—	—
Other liabilities	7,827	11,522	6,966	5,943	5,173

Total liabilities	2,804,455	2,723,980	2,573,549	2,615,440	2,198,680

Stockholders’ Equity:
Common stock	300,591	298,850	298,509	298,176	297,966
Retained earnings	85,246	76,683	65,783	59,907	52,213
Accumulated other comprehensive income (loss)	(3,225)	1,005	(237)	1,272	732
Treasury stock	(16,855)	(15,759)	(12,534)	(11,777)	(5,094)

Total stockholders’ equity	365,757	360,779	351,521	347,578	345,817

Total liabilities and stockholders’ equity	$3,170,212	$3,084,759	$2,925,070	$2,963,018	$2,544,497

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Loan Composition

(Unaudited)

	As of
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
	(Dollars in thousands)
Loans:
Commercial and industrial loans (1)(2)	$699,896	$574,986	$690,009	$717,280	$320,418
Real estate:
1-4 single family residential loans	348,908	364,139	373,220	372,445	382,900
Construction, land and development loans	344,557	415,488	402,476	390,068	405,661
Commercial real estate loans (including multifamily)	964,342	956,743	906,134	843,247	821,952
Consumer loans and leases	9,619	11,738	12,977	19,159	22,398
Municipal and other loans	63,272	65,438	67,537	85,092	60,038

Total loans held in portfolio	$2,430,594	$2,388,532	$2,452,353	$2,427,292	$2,013,367

(1)

Balance includes $67.4 million, $70.8 million, $72.7 million, $75.1 million, and $75.3 million of the unguaranteed portion of SBA loans as of March 31, 2021 December 31, 2020, September 30, 2020, June 30, 2020, and March 31, 2020, respectively.

(2)	Balance includes $366.5 million, $276.1 million, $421.1 million, and $384.6 million of PPP loans as of March 31, 2021, December 31, 2020, September 30, 2020, and June 30, 2020, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Deposit Composition

(Unaudited)

	As of
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
	(Dollars in thousands)
Deposits:
Noninterest-bearing demand deposits	$800,233	$727,543	$667,199	$745,646	$487,060
Interest-bearing demand deposits	485,863	472,075	391,396	360,282	334,302
Interest-bearing NOW accounts	9,904	10,288	8,655	31,132	28,376
Savings and money market accounts	654,014	610,571	540,879	555,555	515,601
Time deposits	647,536	638,658	679,387	722,376	711,968

Total deposits	$2,597,550	$2,459,135	$2,287,516	$2,414,991	$2,077,307

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Average Balances and Yields

(Unaudited)

	Three Months Ended
	March 31, 2021			March 31, 2020
	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$150,583	$76	0.20%	$231,616	$852	1.48%
Loans, including loans held for sale (2)	2,376,657	29,829	5.09%	1,851,879	27,409	5.94%
Investment securities and other	339,859	1,264	1.51%	96,006	552	2.31%

Total interest-earning assets	2,867,099	31,169	4.41%	2,179,501	28,813	5.30%

Noninterest-earning assets	234,544			217,060

Total assets	$3,101,643			$2,396,561

Interest-bearing liabilities:
Interest-bearing demand deposits	$469,287	$155	0.13%	$335,669	$225	0.27%
Interest-bearing NOW accounts	10,232	1	0.04%	27,632	26	0.38%
Savings and money market accounts	634,828	657	0.42%	443,449	1,012	0.92%
Time deposits	643,906	1,514	0.95%	685,689	3,244	1.90%
FHLB advances and other borrowings	213,483	1,003	1.91%	86,809	508	2.35%

Total interest-bearing liabilities	1,971,736	3,330	0.68%	1,579,248	5,015	1.27%

Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	748,785			459,156
Other liabilities	19,072			12,265
Stockholders’ equity	362,050			345,892

Total liabilities and stockholders’ equity	$3,101,643			$2,396,561

Net interest rate spread			3.72%			4.03%

Net interest income and margin		$27,839	3.94%		$23,798	4.38%

Net interest income and margin (tax equivalent)(3)		$28,168	3.98%		$23,890	4.40%

(1)	Average balances presented are derived from daily average balances.
(2)	Includes loans on nonaccrual status.
(3)

In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21% for the three months ended March 31, 2021 and December 31, 2020, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Average Balances and Yields

(Unaudited)

	Three Months Ended
	March 31, 2021			December 31, 2020
	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate
	(Dollars in thousands)			(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$150,583	$76	0.20%	$144,349	$101	0.28%
Loans, including loans held for sale (2)	2,376,657	29,829	5.09%	2,394,431	32,682	5.42%
Investment securities and other	339,859	1,264	1.51%	177,816	914	2.04%

Total interest-earning assets	2,867,099	31,169	4.41%	2,716,596	33,697	4.92%

Noninterest-earning assets	234,544			274,170

Total assets	$3,101,643			$2,990,766

Interest-bearing liabilities:
Interest-bearing demand deposits	$469,287	$155	0.13%	$413,956	$156	0.15%
Interest-bearing NOW accounts	10,232	1	0.04%	9,510	2	0.08%
Savings and money market accounts	634,828	657	0.42%	580,216	648	0.44%
Time deposits	643,906	1,514	0.95%	657,726	1,920	1.16%
FHLB advances and other borrowings	213,483	1,003	1.91%	263,486	1,099	1.65%

Total interest-bearing liabilities	1,971,736	3,330	0.68%	1,924,894	3,825	0.79%

Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	748,785			702,250
Other liabilities	19,072			7,722
Stockholders’ equity	362,050			355,900

Total liabilities and stockholders’ equity	$3,101,643			$2,990,766

Net interest rate spread			3.72%			4.13%

Net interest income and margin		$27,839	3.94%		$29,872	4.36%

Net interest income and margin (tax equivalent)(3)		$28,168	3.98%		$30,384	4.44%

(1)	Average balances presented are derived from daily average balances.
(2)	Includes loans on nonaccrual status.
(3)

In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21% for the three months ended March 31, 2021 and December 31, 2020, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share

(Unaudited)

	As of or for the Three Months Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
	(Dollars in thousands, except per share data)
Basic and diluted earnings per share - GAAP basis:
Net income available to common stockholders	$10,086	$12,455	$7,088	$7,694	$4,074

Weighted average number of common shares - basic	17,103,981	17,168,091	17,340,898	17,581,959	18,184,110
Weighted average number of common shares - diluted	17,518,029	17,336,484	17,383,427	17,612,919	18,441,977
Basic earnings per common share	$0.59	$0.73	$0.41	$0.44	$0.22

Diluted earnings per common share	$0.58	$0.72	$0.41	$0.44	$0.22

Basic and diluted earnings per share - Non-GAAP basis:
Net income	$10,086	$12,455	$7,088	$7,694	$4,074
Pre-tax adjustments:
Noninterest income
Gain on sale of investment securities	(5)	—	(1,031)	—	—
Noninterest expense
Merger related expenses	—	24	342	69	1,614
Taxes:
NOL Carryback	—			—	(575)
Tax effect of adjustments	1	(5)	145	(14)	(331)

Adjusted net income	$10,082	$12,474	$6,544	$7,749	$4,782

Weighted average number of common shares - basic	17,103,981	17,168,091	17,340,898	17,581,959	18,184,110
Weighted average number of common shares - diluted	17,518,029	17,336,484	17,383,427	17,612,919	18,441,977
Basic earnings per common share - Non-GAAP basis	$0.59	$0.73	$0.38	$0.44	$0.26

Diluted earnings per common share - Non-GAAP basis	$0.58	$0.72	$0.38	$0.44	$0.26

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Net Interest Margin on a Fully Taxable Equivalent Basis

(Unaudited)

	As of or for the Three Months Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
	(Dollars in thousands, except per share data)
Net interest margin - GAAP basis:
Net interest income	$27,839	$29,872	$26,214	$26,051	$23,798
Average interst-earning assets	2,867,099	2,716,596	2,664,355	2,646,903	2,179,501
Net interest margin	3.94%	4.36%	3.90%	3.95%	4.38%
Net interest margin - Non-GAAP basis:
Net interest income	$27,839	$29,872	$26,214	$26,051	$23,798
Plus:
Impact of fully taxable equivalent adjustment	329	512	446	373	92

Net interest income on a fully taxable equivalent basis	$28,168	$30,384	$26,660	$26,424	$23,890

Average interst-earning assets	$2,867,099	$2,716,596	$2,664,355	$2,646,903	$2,179,501
Net interest margin on a fully taxable equivalent basis - Non-GAAP basis	3.98%	4.44%	3.97%	4.00%	4.40%

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Tangible Book Value Per Share

(Unaudited)

	As of
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
	(Dollars in thousands, except per share data)
Total stockholders’ equity	$365,757	$360,779	$351,521	$347,578	$345,817
Less:
Goodwill and other intangible assets	84,676	85,499	86,379	87,583	89,595

Tangible stockholders’ equity	$281,081	$275,280	$265,142	$259,995	$256,272

Shares outstanding	17,136,553	17,081,831	17,316,313	17,368,573	17,969,012
Book value per share	$21.34	$21.12	$20.30	$20.01	$19.25
Less:
Goodwill and other intangible assets per share	4.94	5.01	4.99	5.04	4.99

Tangible book value per share	$16.40	$16.11	$15.31	$14.97	$14.26

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Tangible Equity to Tangible Assets

(Unaudited)

	As of
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
	(Dollars in thousands)
Total stockholders’ equity to total assets - GAAP basis:
Total stockholders’ equity (numerator)	$365,757	$360,779	$351,521	$347,578	$345,817
Total assets (denominator)	3,170,212	3,084,759	2,925,070	2,963,018	2,544,497
Total stockholders’ equity to total assets	11.54%	11.70%	12.02%	11.73%	13.59%
Tangible equity to tangible assets - Non-GAAP basis:
Tangible equity:
Total stockholders’ equity	$365,757	$360,779	$351,521	$347,578	$345,817
Less:
Goodwill and other intangible assets	84,676	85,499	86,379	87,583	89,545

Total tangible common equity (numerator)	$281,081	$275,280	$265,142	$259,995	$256,272

Tangible assets:
Total assets	$3,170,212	$3,084,759	$2,925,070	$2,963,018	$2,544,497
Less:
Goodwill and other intangible assets	84,676	85,499	86,379	87,583	89,545

Total tangible assets (denominator)	$3,085,536	$2,999,260	$2,838,691	$2,875,435	$2,454,952

Tangible equity to tangible assets	9.11%	9.18%	9.34%	9.04%	10.44%